   United States
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1933

Date of Report: June 7, 2004

Commission File Number: 000-28767

Gaofeng Gold Corp.
(Formerly Anza Innovations, Inc.)

Nevada                 88-0403070
(Jurisdiction of Incorporation)        (I.R.S. Employer Identification No.)

27 Oakmont Drive, Rancho Mirage, CA         92270
(Address of principal executive offices)                (Zip Code)

Registrant's telephone number, including area code:       (760) 831-0715

Item 1. Change of Control of Registrant. None.

Item 2. Acquisition or Disposition of Assets. On June 2, 2004, the Board of Directors for Gaofeng Gold, Corp. held a meeting of its Board of Directors. The members of the Board, Gary Campbell, Stewart Irvine, Karl Harz, and Albert Cook were present via telephone. Frank C. Mashburn was purposely not present for this meeting. The purpose of this meeting was to approve or not approve a Mining Licensing Agreement of which Mr. Mashburn has an interest in. Therefore, a disinterested Board was necessary. The Board made the following motions and accepted the following resolutions.

the Business provided by this License Agreement includes all right, title and interest in and to GaoFeng Holding Co. Limited and all its outstanding shares, a Hong Kong Company owned and controlled by Frank Mashburn, which Company owns a 90% interest in and to Jiu Gao Feng Mining Industries Company Limited, a Foreign Owned Chinese Company which owns a license interest in and to the property described as the GaoFeng Property. The details of which are as follows and which information is believed to be accurate, however all details are based upon existing reports provided to Mashburn by the previous owners and the mining authorities and which have not been independently verified and only translated. All of the documents from which the information has been gathered have been provided to the Licensee and the Licensee has obtained its own translations of the materials:

The property is located in Jiangxi Province which is one of the biggest provinces in China with rich resources and big production of gold, copper and wolfram (tungsten). Ruichang County, where some big and medium gold mines are located, has the richest gold deposits in this province. The major gold mines include Yanjinshan Gold Mine, Gao Feng Gold Mine, Gangnan Gold Mine, Wujia Gold Mine, Baiyangyin Gold Mine, Dengjiashan Gold Mine and Zhulintang Gold Mine. The gold deposits discovered from the geological survey are about 60 tons in the county, and the annual production of gold is about 2 tons. In addition, this county also has very rich copper deposits, such as the famous Wushan Copper Mine, one of the biggest in the province .

Page - 1

Location and Access
Gao Feng Gold Mine, 13 km southwest of the centre town of Ruichang County of Jiangxi Province of China, easily accessible from town of Ruichang and the nearby city of Jiujiang by highway. It is about 13km away from Yangjishan Gold Mine, and 14km away from Wushan Copper Mine, Baiyangyin Gold Mine and Wujia Gold Mine.

Description and Ownership
As one of the biggest gold mines in Ruichang County, Gao Feng Gold Mine was previously owned by Jiujiang Gao Feng Mineral Industry Inc. Limited. Six orebodies with total estimated ores of about 84 thousand tons have been found through geological survey. These estimates of mineral content and grade of mineral content have been obtained from the documents provided by the previous owners. The Registrant has not performed an independent assessment and as such cannot verify the accuracy of any of the information provided.

Current Status
GaoFeng Holding Co. Limited has acquired a 90% interest in the exploration and mining of the gold deposits in Gao Feng Gold Mine. The name of the Foreign Owned Chinese Company has been approved and called: “Jiu Jiang Gao Feng Mining Industries Company Limited”.

Mining History
Gao Feng Gold Mine was first in mining production in 1989, and stopped in operation in 1993 because of fund source and allocation. The production of gold in Gao Feng Gold Mine was 600 kg in total in between 1989 and 1993. These estimates of mineral content and grade of mineral content and previous production have been obtained from the documents provided by the previous owners. The Registrant has not performed an independent assessment and as such cannot verify the accuracy of any of the information provided.

Geology
The gold deposits in Gao Feng Gold Mine are hosted in the gold-bearing pyrite in the igneous rocks, and accumulate with the associated oxidization and alteration in pyrite. The deposits are mainly controlled by the two sets of faults: FA with strikes of nearly east-west, and F9 with strikes of NNW. The orebodies #No. I and II are located in the fault zones of FA, and the orebody #No. V is located in the fault zones of F9.

Mining
The ores can be mined from open pits, or mined directly from the adits and open ditches used for the geological survey. The crushed ores can be processed with the best method of stirring in cyanide solution. The metallurgical tests indicate gold recoveries of around 92.7%.

Page - 2

Item 3. Bankruptcy or Receivership. None.

Item 4. Changes in Registrant's Certifying Accountant. None.
Item 5. Other Events. None.

Item 6. Changes of Registrant's Directors. None.

Item 7. Exhibits. None

Item 8. Change in Fiscal Year. None
Item 9. Regulation FD Disclosure.    None.

Item 10. Amendments to the Registrant's Code of Ethics, or Waiver of a Provision of the Code    of Ethics.    None

Item 11. Temporary Suspension of Trading Under Registrant's Employee Benefit Plans. None

Item 12. Results of Operations and Financial Condition.    None

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the Registrant and in the capacities and on the date indicated.

Gaofeng Gold Corp.
by
Dated: June 7, 2004

/s/Gary Campbell
Gary Campbell
Chief Executive Officer & Director

/s/Frank C. Mashburn
Frank C. Mashburn
President & Director

Page - 3